Exhibit 99.1

                RESEARCH, INC. ANNOUNCES PROPERTY SALE/LEASEBACK
       TRANSACTION PROVIDES RESEARCH WITH INCREASED FINANCIAL FLEXIBILITY

Eden Prairie, MN - Research, Inc. (Nasdaq; RESR) announced today that it has entered into a sale/leaseback contract with Continental Property Group, Inc., a Minneapolis-based real estate development company. Under the terms of the agreement, Research will sell its building and approximately 11 acres of surrounding land to Continental and subsequently lease the property back. The sale price is $3,650,000, the proceeds of which will be used by Research to reduce debt. The transaction will allow Research to take advantage of deferred tax benefits and is expected to result in a pre-tax gain of $2.2 million, which will be recognized over the seven-year leaseback period. The transaction is expected to close in 60 days, subject to fulfillment of customary terms and conditions.

Said Claude Johnson, Research's President and Chief Executive Officer, "The sale/leaseback agreement is yet another step in our strategic plan to more effectively manage our assets and reduce costs. In addition to providing us with enhanced cash flow, the agreement will allow us to reduce our cost of capital, and accelerate our growth rate- at terms favorable to the company and its shareholders. In fact," added Johnson, "the agreement will prove to be a real complement to our current financial structure and result in more appropriate debt-to-equity and current ratios."

In a recent announcement, Research said that it had hired investment banker John
G. Kinnard & Company, Incorporated, to assist it in exploring strategic alternatives, including the possible sale or merger of the company, to maximize shareholder value and accelerate growth. Research also said that it expected profitable growth to continue for the remainder of fiscal 1999.

Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The company does business worldwide through its three divisions: Drying, Research International, and Thermal Solutions. The company's products target high-growth markets including printing (ink drying) and semiconductor assembly and packaging. Research, Inc. is headquartered in Eden Prairie, MN, and has subsidiary operations in Plymouth, England. The Company's common stock trades on the Nasdaq SmallCap Market under the symbol: RESR. Additional news and information can be found on the Company's website at http://www.researchinc.com.



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